Exhibit 99.1

First Interstate BancSystem Board Announces Death of Board Member Randall Scott

Billings, MT - November 15, 2019 - It is with great sadness that First Interstate BancSystem, Inc. (NASDAQ: FIBK) announces that board member Randall (Randy) I. Scott passed away on November 9 in Billings at the age of 65. He was a true leader for the Bank and its industry, for his community and for his faith.

Randy Scott devoted nearly 45 years to serving the bank, starting with his work as a bank teller while attending Rocky Mountain College. He eventually became manager of the Colstrip branch before serving as a Trust officer and consultant. In 1993, he was elected to the Board of First Interstate BancSystem, providing steady leadership up until his death.

Randy Scott embodied the spirit of community and philanthropy. As a director of the First Interstate BancSystem Foundation since 1999 and chairman since 2006, he helped award grants and donations to local organizations. He generously provided leadership, inspiration and resources to his community through his selfless involvement with Rocky Mountain College, St. Vincent Healthcare Foundation, Billings YMCA, Special Olympics Montana, Apostles Evangelical Lutheran Church, and many youth-oriented organizations.

Randy was a leader in Scott Family Governance and in family philanthropy. He was on both the Scott Family Council and the Board of Scott Family Services Corporation, serving as their Chair since 2014. He also served as Chair of the Dan and Jeanne Scott Family Foundation.

Randy’s dedication, spirit and work ethic inspired many and he will be greatly missed. He is survived by his wife, Lynette, and his children, Shad (Patrick), Kayla (Joshua), Shann (Jessica) and Devin (Andrea) as well as two grandchildren, Charlotte and Camden. Funeral services will be held at the Fortin Center at Rocky Mountain College on Saturday, Nov. 16, at 2 p.m.

About First Interstate BancSystem, Inc.

First Interstate BancSystem, Inc. is a financial and bank holding company incorporated in 1971 and headquartered in Billings, Montana. The Company operates banking offices, including detached drive-up facilities, in communities across Idaho, Montana, Oregon, South Dakota, Washington, and Wyoming. Through First Interstate Bank, the Company delivers a comprehensive range of banking products and services to individuals, businesses, municipalities, and other entities throughout the Company's market areas.

Contact:	Marcy Mutch	NASDAQ: FIBK
	Chief Financial Officer First Interstate BancSystem, Inc. (406) 255-5312 marcy.mutch@fib.com	www.FIBK.com